Exhibit 3.1

Amendment to Section 2.07 of MGE Energy, Inc.’s Amended and Restated Bylaws

2.07

Quorum; Vote Required.

(a)

Quorum.  Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Unless the articles of incorporation or the Wisconsin Business Corporation Law provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present, for purposes of determining whether a quorum exists, for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time. Unless a new record date for an adjourned meeting is or must be fixed as provided under the Wisconsin Business Corporation Law, the Corporation is not required to give notice of a new date, time or place if the new date, time or place is announced at the meeting before adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

(b)

Vote Required to Elect Directors.

(i)

If a quorum exists, directors shall be elected by a majority of the votes cast unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or proxy at the meeting and entitled to vote in the election of directors.  A majority of the votes cast (a “Majority Vote For”) means that the number of shares entitled to vote in the election of directors and represented in person or by proxy at the meeting casting their votes “for” a director must exceed the number of votes cast “against” that director.

(ii)

If a nominee for director, who is not serving as a director of the Corporation at the time of such election, does not receive a Majority Vote For, that nominee shall not be elected.  If a nominee for director, who is serving as a director of the Corporation at the time of such election, does not receive a Majority Vote For, that nominee shall tender his or her resignation to the Board of Directors.  The Corporate Governance Committee of the Board of Directors shall consider the resignation offer and recommend to the Board of Directors whether to accept it or pursue another action. The Board of Directors shall act on the Corporate Governance Committee's recommendation within 90 days following certification of the shareholder vote.  The Corporate Governance Committee and the Board of Directors will evaluate any tendered resignation in the best interest of the Corporation and its shareholders and may consider any factors they deem relevant in that evaluation. When deciding the actions to take, the Board of Directors could accept or turn down the offer of resignation or decide to pursue another action, such as (i) defer acceptance of the resignation until the vacancy can be filled by the Board of Directors in accordance with the Corporation's Corporate Governance Guidelines or (ii) defer acceptance of the resignation if the director can cure the underlying cause (to the extent discernable) of the failure to receive a Majority Vote For within a specified period of time (for example, if the votes against were due to service on another board, by resigning from that board).  Any director who tenders his or her resignation pursuant to this provision shall not participate in any discussions with, or actions by, any of the Corporate Governance Committee, any other committee of the Board of Directors, or the Board of Directors with respect to accepting or rejecting his or her offered resignation.

(iii)

If a majority of the members of the Corporate Governance Committee do not receive a Majority Vote For, then the independent directors who received a Majority Vote For shall consider the tendered resignations as provided above and shall recommend to the Board of Directors whether to accept them.  Those independent directors may also appoint a committee of independent directors for this purpose.  If none of the independent directors receive a Majority Vote For and one or more of the non-independent directors has received a Majority Vote For, then those non-independent directors shall consider the resignations without the use of a committee.  If none of the members of the Board of Directors receive a Majority Vote For, then the full Board of Directors (including the directors at issue) will consider the tendered resignations without the use of a committee.

(iv)

The Board of Directors will disclose its decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer or pursuing another action, if applicable) in a current report on Form 8-K filed with the Securities and Exchange Commission within four business days of the decision.

(v)

To the extent that one or more directors’ tendered resignations are accepted by the Board of Directors pursuant to the foregoing provisions, the Corporate Governance Committee shall recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

(c)

Vote Required to Approve Other Matters.  If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, except as provided in the previous subsection in the election of directors, or if the articles of incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes.

(d)

Voting Group.  "Voting group" means any of the following:  (i) all shares of one or more classes or series that under the articles of incorporation or the Wisconsin Business Corporation Law are entitled to vote and be counted together collectively on a matter at a meeting of shareholders; and (ii) all shares that under the articles of incorporation or the Wisconsin Business Corporation Law are entitled to vote generally on a matter.